UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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MYERS INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1293 South Main Street — Akron, Ohio 44301

March 23, 2010

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Friday April 30, 2010, at 9:00 A.M. at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301.

At the Annual Meeting you will be asked to elect the nine director candidates nominated by our Board of Directors and to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director and the other proposal.

The proposals discussed in the Proxy Statement are very important to our shareholders and the Company, and we hope that you will be able to personally attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, I urge you to complete and return the enclosed white proxy card as soon as possible.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Sincerely,

John C. Orr
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 30, 2010: This Proxy Statement and the Company’s 2009 Annual Report to Shareholders are available on Myers’ website at www.myersindustries.com/annualreports.html.

1293 South Main Street — Akron, Ohio 44301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, April 30, 2010

The Annual Meeting of Shareholders of Myers Industries, Inc., an Ohio corporation (“Myers” or the “Company”), will be held at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301, on Friday, April 30, 2010 at 9:00 A.M. (local time), for the following purposes:

1.	To elect the nine candidates nominated by the Board of Directors to serve as directors until the next Annual Meeting of Shareholders;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010; and

3.	To consider such other business as may be properly brought before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 10, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the Annual Meeting in person. To be sure that your shares are properly represented at the Annual Meeting, whether or not you intend to attend the Annual Meeting in person, please complete and return the enclosed white proxy card as soon as possible.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

By Order of the Board of Directors,

Donald A. Merril
Chief Financial Officer, Vice President
and Corporate Secretary

Akron, Ohio
March 23, 2010

THE 2009 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

Matters Related to the Proxy Statement.

Meeting Time and Applicable Dates.  The Annual Meeting of Shareholders of Myers Industries, an Ohio Corporation (“Annual Meeting”) will be held on Friday, April 30, 2010, at 9:00 A.M. (local time). The close of business on March 10, 2010, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

Participants in the Proxy Solicitation.  This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, the current directors and the nominees for election as director to be used at the Annual Meeting and any adjournment thereof.

Outstanding Shares and Quorum.  On the record date, Myers had outstanding approximately 35,435,869 shares of common stock, without par value (“Common Stock”). Each share of Common Stock is entitled to one vote. For information concerning our “Principal Shareholders” see the section titled “Security Ownership of Certain Beneficial Owners and Management” below. In accordance with the Company’s Code of Regulations, the holders of shares of Common Stock entitling them to exercise a majority of the voting power of the Company, present in person or by proxy, shall constitute a quorum for the Annual Meeting. Shares of Common Stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even though they represent broker non-votes or they are signed but otherwise unmarked, or marked “Abstain”, “Against” or “Withhold Authority.”

Votes Required.  With respect to Proposal No. 1, to elect the nine director candidates nominated by the Board, if a quorum is present at the Annual Meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election of directors. Proposal No. 2, to ratify the appointment of the independent registered public accounting firm, is a non-binding proposal, but its approval requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Broker non-votes will have no effect on Proposal No. 2. Abstentions or a failure by those present in person or by proxy to vote will act as a vote AGAINST Proposal No. 2. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and our shareholders.

Proxy Instructions.  All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board’s nominees for director, FOR the ratification of the appointment of KPMG LLP, and in accordance with the proxy-holder’s best judgment as to any other matters, if any, which may be properly raised at the Annual Meeting.

Proxy Voting.  If your shares are registered directly in your name with our transfer agent, then you are a shareholder of record with respect to those shares and you may either vote in person at the Annual Meeting or by using the enclosed white proxy card to vote by telephone, by internet, or by signing, dating and returning the white proxy card in the envelope provided. Whether or not you plan to attend the Annual Meeting in person, you should submit your white proxy card as soon as possible. If your shares are held in “street name” through a broker, bank or other nominee, then you must instruct them to vote on your behalf, otherwise your shares cannot be voted at the Annual Meeting. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at the address and phone numbers below.

INNISFREE M&A INCORPORATED
501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NY 10022
SHAREHOLDERS CALL TOLL FREE: (888) 750-5834
BANKS AND BROKERS MAY CALL COLLECT: (212) 750-5833

Proxy Revocation and Voting in Person.  A shareholder who has given a proxy may revoke it at any time prior to its exercise by: (1) giving written notice of such revocation to the Corporate Secretary of the Company, (2) executing and delivering to the Corporate Secretary of the Company a later dated proxy reflecting contrary instructions, or (3) appearing at the Annual Meeting and taking appropriate steps to vote in person.

Voting Confidentiality.  Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Inspector of Election.  The inspector of election for the Annual Meeting shall determine the number of votes cast by holders of Common Stock for all matters. The Board will appoint an inspector of election to serve at the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, if practicable. Final voting results will be filed on a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”).

Address of Company.  The mailing address of the principal executive offices of the Company is 1293 South Main Street, Akron, Ohio 44301.

Mailing Date.  This Proxy Statement, together with the related proxy card and our 2009 Annual Report to Shareholders, is being mailed to our shareholders on or about March 23, 2010.

Trademark.  Myers Industries, Inc.® is a registered trademark of the Company.

Availability on the Internet.  This Proxy Statement and the Company’s 2009 Annual Report to Shareholders are available on Myers’ website at www.myersindustries.com/annualreports.html.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees.  Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and any directorships held with public companies.

The members of the Corporate Governance and Nominating Committee (“Governance Committee”) have recommended, and the independent members of the Board of Directors have nominated, the persons listed below as nominees for the Board of Directors, all of whom presently are directors of the Company, with the exception of Sarah R. Coffin.

The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Governance Committee in writing by any of our shareholders pursuant to the procedure outlined below in the section titled “Shareholder Nomination of Director Candidates” on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources, which may, from time-to-time, include professional search firms retained by the Governance Committee. In considering individuals for nomination to stand for election, the Governance Committee will consider: (1) the current composition of the Board and how it functions as a group; (2) the talents, personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors which may enter into the nomination decision. The Governance Committee endeavors to select nominees that contribute unique skills and professional experiences in order to advance the performance of the Board of Directors and establish a well rounded Board with diverse views that reflect the interests of our shareholders. The Governance Committee considers diversity as one of a number of factors in identifying nominees for directors, however, there is no formal policy in this regard. The Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.

When considering an individual candidate’s suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board and the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates. The Governance Committee believes that each of the nominees possess certain key attributes that the Governance Committee believes to be important for an effective Board.

Each of the below nominees has consented (i) to serve as a nominee, (ii) to being named as a nominee in this Proxy Statement and (iii) to serve as a director if elected. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES

Name	Age	Principal Occupation for Past Five Years and Other Information

Keith A. Brown	58	President of Chimera Corporation, Westlake, Ohio, a management holding company; former Director of US Gypsum Corporation (NYSE), Chicago, Illinois, a manufacturer of gypsum paneling products from 1993-2009. Served as Director of Myers since 1997.
		Mr. Brown has familiarity with the operational requirements of a large complex organization and has experience dealing with reorganizations, turnarounds, and mergers and acquisitions. Mr. Brown has also served on the board of directors of both public and private companies and his experience and skills make him an important contributor to our Board.
Vincent C. Byrd	55	President, U.S. Retail, Coffee, The J.M. Smucker Company (“J.M. Smucker”) (NYSE), Orrville, Ohio, a manufacturer and marketer of branded food products; Director of J.M. Smucker; formerly Senior Vice President, Consumer Market, of J.M. Smucker; former Director of Spangler Candy Company, Bryan, Ohio, a manufacturer of confectionery products. Served as Director of Myers since 2006.
		By virtue of his more than 33 years of work experience with a Fortune 500 company in the consumer packaged goods industry and over ten years of experience serving on the board of directors of The J.M. Smucker Company, Mr. Byrd brings to the Board key insights into the operational requirements of a public company. In addition, Mr. Byrd’s international experience and finance and accounting background provides valuable business acumen and financial skills to the Board.
Sarah R. Coffin	58	Chief Executive Officer of Aspen Growth Strategies, LLC, Wooster, Ohio, an investment company; former Director and Chairman of the Compensation Committee of SPX Corporation (NYSE), Charlotte, North Carolina, a global industrial equipment and global manufacturing company; former Director of Huttenes-Albertus International, Chicago, Illinois, an international manufacturer of chemical products for the foundry industry; former Director of Asia-Dekor, China, a manufacturer of flooring and related products.
		As a former division leader in several companies, Ms. Coffin has substantial senior level executive experience in marketing and operations and would add a unique perspective to the Board. It is anticipated that her background in the polymer industry, coupled with her knowledge and insight from her prior service on the boards of other companies, will allow Ms. Coffin to provide valuable contributions to the Board.
John B. Crowe	63	Chief Executive Officer and Chairman of Buckeye Technologies Inc. (NYSE), Memphis, Tennessee, a producer of absorbent products, chemical cellulose products and customized paper. Formerly Senior Vice President, Wood Cellulose and Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc. Served as Director of Myers since 2009.
		As Chairman and Chief Executive Officer of Buckeye Technologies Inc., Mr. Crowe brings valuable insight into the operational requirements, investor relations and strategic planning processes of a public company. In addition, Mr. Crowe draws on his considerable leadership experience, including his service as a United States Air Force Reserve Lt. Colonel and as a Vietnam veteran, in his service to the Board.

Name	Age	Principal Occupation for Past Five Years and Other Information

Richard P. Johnston	79	A retired Certified Public Accountant; Chairman of the Board of Dismal River Golf Club, Mullen, Nebraska; Managing Director of Jackson Hole Capital Partners, Jackson Hole, Wyoming; Director of Results Radio, Inc., Sonoma, California; formerly served as Founder and Director of AGCO, Inc. (NYSE), Duluth, Georgia, a manufacturer and distributor of agricultural equipment. Served as Director of Myers since 1992 and is currently Chairman of the Board of Myers.
		With his years of management experience and service on the board of directors with a number of different public companies, Mr. Johnston brings critical experience and insight regarding best practices for a public company. In addition, his more than seventeen years of experience as a Director of Myers gives him a deep understanding of the Company and its operations and makes him particularly qualified to serve as Chairman of the Board.
Edward W. Kissel	68	President and Managing Partner of Kissel Group Ltd., Akron, Ohio, a holding company with interests in property, consulting and mold manufacturing; Director of Smithers Scientific Services, Inc., Akron, Ohio, a provider of testing services for materials; formerly President, Chief Operating Officer and Director of OM Group, Inc. (NYSE), Cleveland, Ohio, a specialty chemical company; formerly Director of Weda Bay Minerals, Inc. (Toronto Stock Exchange), Toronto, Canada, a mineral exploration company; formerly Managing Director of Kane & Co., Los Angeles, California, an investment banking firm. Served as Director of Myers since 2000.
		Mr. Kissel has broad global experience in the manufacturing, chemical and commodity industries. He has had executive assignments in strategy, operations, sales and marketing, and research and development, including both growth and turnaround situations. His involvement with plant start-ups and major expansions, as well as experience with mergers and acquisitions, provides valuable insight to the Board.
John C. Orr	59	President and Chief Executive Officer of Myers; formerly President and Chief Operating Officer of Myers; formerly General Manager of Buckhorn, Inc., a subsidiary of Myers; formerly Vice President of Manufacturing — North American Tire Division, The Goodyear Tire and Rubber Company; Director of Libbey Inc. (NYSE), Toledo, Ohio, a producer of glass tableware products. Served as Director of Myers since 2005.
		Mr. Orr’s extensive leadership experience in the manufacturing industry in addition to his years of service to Myers in management, position him well to serve on the Board. His service as a director and in management for other public companies provides Mr. Orr with a variety of perspectives that he contributes to the Board.
Jon H. Outcalt	73	Chairman, Federal Process Corp., Cleveland, Ohio, a manufacturer and distributor of industrial products; Chairman and Chief Executive Officer of Aberdeen Group, Inc., Beachwood, Ohio, an investment holding and management company; Director of AmTrust Financial Corp. (f/k/a Ohio Savings Financial Corporation), Cleveland, Ohio, a savings and loan holding company. Served as Director of Myers since 1984.
		Mr. Outcalt’s extensive experience, including his service as Senior Vice President of a global investment management firm for over 21 years, co-founder of a company that was later taken public, and involvement with the purchase and sale of several private companies, provides Mr. Outcalt with a deep understanding of the financial markets. His service on the board of directors of numerous companies, both public and private, and his more than 26 years of service on our Board make him a valuable director.

Name	Age	Principal Occupation for Past Five Years and Other Information

Robert A. Stefanko	67	Currently retired, formerly Chairman of the Board and Executive Vice President of Finance & Administration of A. Schulman, Inc., Akron, Ohio, an international supplier of plastic compounds and resins; Director and member of Audit Committee of OMNOVA Solutions, Inc. (NYSE), Fairlawn, Ohio, an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces; former director of The Davey Tree Expert Company, Kent, Ohio, a tree, shrub and lawn care company. Served as Director of Myers since 2007.
		As a former Chief Financial Officer and director of A. Schulman, Inc. from 1979 through 2006 and as a former director of other public company boards, Mr. Stefanko has had extensive involvement in a number of public company compensation matters. Mr. Stefanko also serves on the Executive Committee of the Akron General Health System, which employs over 6,000 people. In addition, Mr. Stefanko’s experience with financial matters and service on compensation and audit committees gives him valuable knowledge and insight that he brings to the Board’s deliberations.

Each of the foregoing nominees were recommended by the Governance Committee. There are, and during the past ten years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of Myers to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors and executive officers. On March 10, 2010, Stephen E. Myers resigned from the Board. In the course of conducting a search for a chief operating officer candidate for the Company, Ms. Coffin was identified as a nominee with the assistance of a professional recruiting firm.

The Board recommends that you vote “FOR” each of the director nominees listed above.

Notice of Other Possible Nominees.  In May, 2009, Gamco Investors, Inc., a New York corporation (“Gamco”), amended its Schedule 13D relating to the Company to disclose its intent to submit to our Governance Committee recommendations of one or more individuals as nominees for election as directors at our Annual Meeting to be held in 2010. Following this disclosure, management of the Company engaged in several conversations with Mario Gabelli, a principal of Gamco, seeking to understand Gamco’s specific concerns relating to the Company, including an in person meeting at Company headquarters in Akron, Ohio in July 2009. Mr. Gabelli and Gamco never articulated any specific concerns that it had regarding the operations of the Company.

Gamco further amended its Schedule 13D relating to the Company on October 30, 2009 and November 13, 2009 to disclose that it had sent letters to the Company announcing its intention to recommend up to four individuals for nomination for election as directors of the Company at the Annual Meeting, and recommending Edward F. Crawford, Avrum Gray and Robert Prather as nominees to our Board. Following receipt of these letters, the Governance Committee sent a questionnaire to each of Messrs. Crawford, Gray and Prather soliciting information regarding their qualifications and requesting that they make themselves available for meetings with representatives of the Board and management of the Company. Messrs. Gray and Prather subsequently completed and returned the questionnaire to the Company. Mr. Crawford never responded. The Company invited Mr. Prather and he agreed to meet with the Chairman of the Governance Committee in February 2010. Neither Messr. Crawford nor Gray met with any representative of the Company.

Throughout this period, management of the Company continued to engage Mr. Gabelli in discussions seeking to understand Gamco’s specific concerns relating to the Company. On February, 23, 2010, Gamco sent another letter to the Company indicating that it still intended to pursue the election of three nominees to the Company’s Board. However, Gamco again, did not articulate any concern regarding the operations of the Company. The Company received no further communications from Gamco regarding the Company until the filing of Gamco’s preliminary proxy statement with the SEC on March 9, 2010.

According to the information provided by Gamco, for which the Company disclaims any responsibility, it is part of a group of stockholders that together beneficially owned 3,654,175 shares of our Common Stock as of March 9, 2010. In its preliminary proxy statement Gamco indicated that it intends to solicit proxies from our stockholders for the election of its proposed nominees. Our Board recommends that you NOT return Gamco’s Blue proxy card or otherwise vote as recommended by Gamco.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF KEITH A. BROWN, VINCENT C. BYRD, SARAH R. COFFIN, JOHN B. CROWE, RICHARD P. JOHNSTON, EDWARD W. KISSEL, JOHN C. ORR, JON H. OUTCALT, AND ROBERT A. STEFANKO BY EXECUTING AND RETURNING THE WHITE PROXY CARD OR VOTING BY ONE OF THE OTHER WAYS INDICATED THEREON, PROXIES SOLICITED BY THE COMPANY, THE CURRENT DIRECTORS AND THE NOMINEES FOR ELECTION AS DIRECTOR WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

Director Independence.  The Board has determined that each of the following directors and nominees are “independent” and that each of these nominees has no material relationship with us that would impact their independence: Keith A. Brown, Vincent C. Byrd, Sarah R. Coffin, John B. Crowe, Richard P. Johnston, Edward W. Kissel, Jon H. Outcalt, and Robert A. Stefanko. The determination of whether a director is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any, under the Company’s “Board of Directors Independence Criteria” policy adopted by the Board on April 20, 2004 as amended and the corporate governance listing standards of the New York Stock Exchange (“NYSE”). In connection with the Board’s determination regarding the independence of each non-management director the Board considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, the Board considered the relationship between A. Schulman, Inc. (“A. Schulman”) and the Company in connection with its independence determination of Robert A. Stefanko and concluded Mr. Stefanko met the independence requirement. Mr. Stefanko is a stockholder of A. Schulman, holding less than 1% of A. Schulman’s shares of stock. In fiscal 2009, we purchased $276,986 of materials from A. Schulman during the ordinary course of operations, which is less than 1% of the annual revenues of both companies. All members of the Audit Committee, the Compensation Committee, and the Governance Committee were determined to be independent as above, and in addition, the Board determined that the members of the Audit Committee are also independent as defined in the SEC regulations.

Committees of the Board.  The Board has three standing committees, the Audit Committee, the Compensation Committee, and the Governance Committee, whose members were appointed in April 2009 following the Annual Meeting.

Audit Committee.  The Audit Committee is currently comprised of four independent directors, Robert A. Stefanko (Chairman and Presiding Director), Edward W. Kissel, Vincent C. Byrd and Jon H. Outcalt. The functions of the Audit Committee, which met five times in 2009, are to: (1) engage the independent registered public accounting firm, (2) approve all audit and related engagements (audit and non-audit), (3) review the results of the audit and interim reviews, (4) evaluate the independence of the independent registered public accounting firm, (5) review with the independent registered public accounting firm the financial results of the Company prior to their public release and filing of reports with the SEC, (6) direct and supervise special investigations and (7) oversee our accounting, internal accounting controls and auditing matters reporting hotline (discussed below) and our corporate compliance program. The Audit Committee also has oversight of our system of internal auditing functions and controls, as well as our internal control procedures. None of our Audit Committee members serve on more than two other public company audit committees.

The Board has identified Robert A. Stefanko as the Audit Committee “financial expert”.

Compensation Committee.  The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its executive officers and directors. The Compensation Committee has the authority to retain outside consultants regarding executive compensation and other matters. The Compensation Committee, which met nine times in 2009, is currently comprised of four independent directors, Jon H. Outcalt (Chairman and Presiding Director), Robert A. Stefanko, Richard P. Johnston and Keith A. Brown.

Corporate Governance and Nominating Committee.  The Governance Committee is responsible for, among other things, evaluating new director candidates and incumbent directors, and recommending to the independent directors of the Board nominees to serve on the Board as well as members of the Board’s committees. The Governance Committee is also responsible for recommending and monitoring participation in continuing education programs by the members of the Board. The Governance Committee, which met six times in 2009, is currently comprised of four independent directors, Edward W. Kissel (Chairman and Presiding Director), Richard P. Johnston, Keith A. Brown and John B. Crowe.

Committee Charters and Policies.  The Board has adopted written charters for the Audit Committee, the Compensation Committee, and the Governance Committee. Each Committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. Each of the written charters and policies of the Committees of the Board are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersind.com.

Board Role in Risk Oversight.  The Board annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. Certain areas of oversight are delegated to the relevant committees of the Board and the committees regularly report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. In October 2009, management conducted its most recent enterprise-wide risk assessment of the Company and each of its business segments and presented it to the Board for review. The focus of this assessment included a review of strategic, financial, operational, compliance and technology objectives and risks for the Company. In addition, on an ongoing basis: (a) the Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company; (b) the Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies; and (c) the Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning.

Board Attendance.  There were a total of eight regularly scheduled and special meetings of the Board of Directors in 2009. During 2009, all directors attended at least 75% of the aggregate total number of the meetings of the Board and Committees on which they served. In 2009, all of our directors attended our Annual Meeting. Although we do not have a formal policy requiring directors to attend the Annual Meeting, our directors are encouraged to attend.

Interested Parties’ Communications with the Board of Directors.  Our Board provides the following methods for interested parties and shareholders to send communications to a director, to a Committee, to the non-management directors, or to the Board:

Written Communication.  Interested parties may send such communications by mail or courier delivery addressed as follows: Board of Directors (or Committee Chair, Board Member or Non-Management Directors, as the case may be), c/o Donald A. Merril, Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. All communications directed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded unopened to the Chair of the Governance Committee. The Chair of the Governance Committee in turn determines whether the communications should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. For communications addressed to a particular director or the Chair of a particular Committee of the Board, however, the Corporate Secretary will forward those communications, unopened, directly to the person or Committee Chair in question.

Toll Free Hotline.  In 2003 the Audit Committee established a “hotline” for receiving, retaining and treating complaints from any interested party regarding accounting, internal accounting controls and auditing matters, and procedures for the anonymous submission of these concerns. The hotline is maintained by a company which is independent of Myers. Interested parties may also use this hotline to communicate with the Board. Any interested party may contact a director, a Committee, the non-management directors, or the Board through the toll free hotline at (877) 285-4145. The hotline is available worldwide, 24 hours a day, seven days a week. Note that all reports made through the hotline are directed to the Chair of the Audit Committee and the Corporate Secretary. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Shareholder Nominations of Director Candidates.

Shareholder Recommendation Policy.  The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any of our shareholders that strictly follow the procedures outlined in the next paragraph below and that send a signed letter of recommendation to the following address: Corporate Governance and Nominating Committee, c/o Mr. Donald A. Merril, Chief Financial Officer, Vice President and Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301.

Recommendation letters must certify that the person making the recommendation is a shareholder of the Company (including the number of shares held as of the date of the recommendation), and further state the reasons for the recommendation, the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employment, occupations and civic activities for at least the past five years. Any such recommendation should be accompanied by a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. The letter must also include a signed written statement that the nominating shareholder and the candidate will make available to the Governance Committee all information reasonably requested in furtherance of the Governance Committee’s evaluation. The letter must be received before the close of business on or before November 15th of the year prior to our next annual meeting of shareholders.

The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Governance Committee in writing by any of our shareholders pursuant to the procedures outlined in the paragraph above on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources, which may, from time-to-time, include professional search firms retained by the Governance Committee. In considering individuals for nomination to stand for election, the Governance Committee will consider: (1) the current composition of the Board of Directors and how it functions as a group; (2) the talents, personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board of Directors; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors which may enter into the nomination decision.

When considering an individual candidate’s suitability for the Board of Directors, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board of Directors and the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board of Directors. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board of Directors’ then-current needs, the merits of that candidate and the qualifications of other available candidates.

Shareholder Nomination Policy.  A shareholder may directly nominate a candidate for election as a director of the Company in accordance with our Amended and Restated Code of Regulations only if written notice of such intention is received by the Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting of shareholders or special meeting of shareholders for the election of directors. In the event that the date of such meeting to elect directors is not publicly disclosed at least seventy (70) days prior to the date of such meeting, written notice of such shareholders intent to nominate a candidate must be received by the Corporate Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first provided to the shareholders. A shareholder wishing to directly nominate an individual to serve as a director must follow the procedure outlined in Article I, Section 12 of our Amended and Restated Code of Regulations, titled “Advance Notice of Director Nomination” and then send a signed letter of nomination to the following address: Corporate Governance and Nominating Committee, c/o Mr. Donald A. Merril, Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301.

Corporate Governance Policies.

Implementation.  The Board of Directors has implemented the corporate governance initiatives required by the NYSE rules and the Sarbanes-Oxley Act of 2002. These initiatives include, among others, “Corporate Governance Guidelines”, a “Code of Business Conduct and Ethics” for the Company’s directors, officers and employees, as well as a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel”. These corporate governance policies and procedures are discussed in various places within this Proxy Statement.

Availability of Corporate Governance Policies.  Each of our corporate governance policies is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersind.com.

Code of Ethics.  We have a “Code of Business Conduct and Ethics” and a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel”, which embody our commitment to ethical and legal business practices, as well as satisfies the NYSE requirements to implement and maintain such policies. The Board expects all of our officers, directors and other members of our workforce to act ethically at all times. Both of these policies are available on our website at www.myersind.com on the “Corporate Governance” page accessed from the “Investor Relations” page.

Executive Sessions of the Board.  Effective in December 2002, the Board adopted a policy requiring the non-management directors, both as to the Board and in their respective Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2009, the Board and each Committee met regularly in executive session as follows: Board of Directors, four times; Audit Committee, five times; Compensation Committee, nine times; and the Governance Committee, six times.

Independent Chairman.  Effective in October 2009, in an effort to further align the interests of the Company and its shareholders by ensuring independent leadership of the Board, the Board appointed Richard P. Johnston independent Chairman of the Board. The independent Chairman serves as a liaison between our directors and our management and helps to maintain open communication and discussion by the Board. Duties of the Chairman are specified in the Charter of the Chairman of the Board of Directors, adopted October 28, 2009, and include serving in a presiding capacity, coordinating the activities of the Board, leading the independent directors in executive session, and such other duties and responsibilities as the Board of Directors may determine from time-to-time. This charter is available on our website at www.myersind.com on the “Corporate Governance” page accessed from the “Investor Relations” page.

Presiding Directors.  The independent directors reported that in 2009 they selected Presiding Directors to preside during executive sessions. The Chairman of the Governance Committee acts as the Presiding

Director for the executive sessions of the Board, and the Chair of each Committee was selected as the Presiding Director for the executive sessions of the applicable Committee.

Anonymous Reporting.  The Audit Committee maintains procedures, including a worldwide telephone “hotline”, which allows employees and interested parties to report any financial or other concerns anonymously as further detailed under “Interested Parties Communications with the Board of Directors” above.

Annual Board and Committee Self-Assessments.  In 2004, the Board, through the Governance Committee, instituted annual self-assessments of the Board, as well as of the Audit Committee, the Compensation Committee, and the Governance Committee, to assist in determining whether the Board and its Committees are functioning effectively. In early 2010, the Board and each of its Committees conducted the most recent self-evaluations and discussed the results at subsequent meetings.

NYSE and SEC Certifications.  In 2009 we submitted to the NYSE an unqualified Section 12(a) certification by our Chief Executive Officer. Further, each applicable filing with the SEC contained the Section 302 and 906 Certifications of both our Chief Executive Officer and Chief Financial Officer.

Director Compensation.  The annual retainer for non-employee directors is $25,000, except for the Audit Committee chair, who receives an annual retainer of $30,000. In addition, directors receive a meeting fee of $1,500 for each scheduled Board or Committee meeting which they attend, except that Committee chairs receive $2,000 for each Committee meeting they attend. Directors who are not appointed members of a Committee are paid a meeting fee if they attend the Committee meeting at the request of the chair of the Committee. Directors are reimbursed for their reasonable out of pocket expenses related to attending Board and Committee meetings.

Directors who are employees of the Company do not receive either the annual retainer or the meeting fees.

Under the 2008 Incentive Stock Plan each non-employee director who holds such position on the date of the annual meeting of the shareholders and has been a director for the entire period since the annual meeting of shareholders of Myers that was held in the immediately preceding calendar year will be awarded annually, on the date of the annual meeting of shareholders, 1,000 shares of Common Stock (or such higher number of shares of Common Stock as recommended by the Compensation Committee and approved by the Board, not to exceed 3,000 shares). Previously under the Amended and Restated 1999 Incentive Stock Plan, a restricted stock award of 1,000 shares of Common Stock was made to each non-employee director on the date of the annual meeting of shareholders in each of 2007 and 2008. Each of those restricted stock awards will vest in equal amounts over a four year period from the date of grant.

Our Code of Regulations provides that we will indemnify, to the fullest extent then permitted by law, any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at our request as a director of another entity. We have entered into indemnity agreements with each of our directors contractually obligating us to provide such protection. We also currently have in effect director and officer insurance coverage.

The following table shows the compensation paid to each of the non-employee directors during fiscal 2009. Mr. Orr, who is our President and Chief Executive Officer, does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE
FOR FISCAL 2009

						Change in
						Pension Value
	Fees Earned				Non-Equity	and Nonqualified
	or Paid in			Option	Incentive Plan	Deferred		All Other
	Cash		Stock Awards	Awards	Compensation	Compensation		Compensation	Total
Name	($)		($)(8)	($)(9)	($)	Earnings ($)		($)	($)

Keith A. Brown	61,750		10,030						71,780
Vincent C. Byrd	54,250		10,030						64,280
John B. Crowe(1)	40,750		0						40,750
Richard P. Johnston	74,250		10,030					25,549(11)	109,829
Edward W. Kissel(2)	77,500		10,030						87,530
Stephen E. Myers(3)	34,750	(7)	10,030			(19,019	)(10)	229,948(12)	255,709
Richard L. Osborne(4)	19,500		10,030						29,530
Jon H. Outcalt(5)	68,500		10,030						78,530
Robert A. Stefanko(6)	68,500		10,030						78,530

(1)	Mr. Crowe became a member of the Board effective as of the annual meeting held April 30, 2009.

(2)	Mr. Kissel served as the Chairman and Presiding Director of the Governance Committee.

(3)	Mr. Myers resigned from the Board on March 10, 2010.

(4)	Mr. Osborne, who has been our director since 1978, retired from the Board as of April 30, 2009.

(5)	Mr. Outcalt served as the Chairman and Presiding Director of the Compensation Committee.

(6)	Mr. Stefanko served as the Chairman and Presiding Director of the Audit Committee.

(7)	Mr. Myers is the former Chief Executive Officer and Chairman and received compensation under a severance arrangement which terminated on May 1, 2009 (see footnote 12 below). The amounts reported here represent payments made to Mr. Myers for his continued service on the Company’s board.

(8)	Stock Award amounts shown in this Non-Employee Director Compensation Table do not reflect compensation actually received by the directors. The amounts shown reflect the fair market value of 1,000 shares of common stock awarded to the following directors on April 30, 2009: Mr. Brown, Mr. Byrd, Mr. Johnston, Mr. Kissel, Mr. Myers, Mr. Osborne, Mr. Outcalt, and Mr. Stefanko.

(9)	No stock option awards were provided to the non-employee directors in 2009. The number of stock options held by the directors at December 31, 2009 was as follows: Mr. Brown (8,850), Mr. Byrd (0), Mr. Crowe (0), Mr. Johnston (8,850), Mr. Kissel (8,850), Mr. Myers (5,000), Mr. Osborne (8,850), Mr. Outcalt (8,850), and Mr. Stefanko (0).

(10)	Mr. Myers began receiving payments under our Supplemental Executive Retirement Plan as of May 1, 2009. The amount reported reflects the change in net present value of the accrued Supplemental Executive Retirement Plan benefit from January 1, 2009 to December 31, 2009.

(11)	The amount of $25,549 for Mr. Johnston reflects an annual pension benefit that he is entitled to under the terms of an employment agreement with our subsidiary Buckhorn Inc. He resigned as an employee in 1990. The pension benefits commenced under the employment agreement following his resignation.

(12)	On May 1, 2005, Mr. Myers entered into a retirement and separation agreement with a term through May 1, 2009, during which time, he was considered a non-executive employee with total compensation of $500,000 per year, allocated as follows: (i) compensation for his services as an employee at $60,000; (ii) compensation for non-compete provisions at $220,000 and (iii) compensation for releases of claims and other covenants at $220,000. Under this agreement in 2009, Mr. Myers also received $396 for the cost of group term life insurance exceeding $50,000. The agreement provided coverage under the Company’s health care plan until May 1, 2009. After May 1, 2009, Mr. Myers began receiving payments under the Company’s Supplemental Executive Retirement Plan (see footnote 9 above). Until he reaches the age of 75, Mr. Myers will be reimbursed for private supplemental health care coverage that he obtains up to a maximum of the then current cost of COBRA coverage under the Company’s health care plan. COBRA reimbursements of $5,599 were made to Mr. Myers in 2009.

Risk Assessment of Compensation Practices.

In establishing compensation policies and practices for all of our employees, we utilize a balanced mixture of salary, bonus and, in some cases, equity-based compensation that support the enhancement of revenue, earnings and cash performance of the Company for our shareholders without creating undue risk. Under our long term incentive program adopted for 2010 (“2010 LTIP”) we intend to utilize a blend of stock options, service-based awards and performance-based awards with a greater emphasis on performance-based awards than service-based awards that we believe will further align the interests of our employees with those of our shareholders. Our risk oversight and overall compensation structure has features that guard against excessive risk taking, including:

•	Our Board’s and its committees role in risk oversight, including internal control over financial reporting and other strategic, financial, operational, compliance and technology policies and practices (see the section titled “Board’s Role in Risk Oversight” above for a complete description);

•	Diversified nature of our business segments with respect to industries and markets served, products and services sold, and geographic footprint;

•	Establishment and annual review of base salaries to be consistent with an employee’s responsibilities;

•	Determination and award of incentive awards based on a review of a variety of indicators of performance that diversifies the risks associated with any single indicator of performance;

•	A mixture of fixed and variable, annual and long-term, and cash and equity compensation are provided to our employees to encourage strategy and actions that are in the long-term interests of the Company and our shareholders; and

•	Awards of incentive compensation with vesting criteria to reward employees for driving sustainable, profitable growth for shareholders.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Disclosure and Analysis.

The primary objective of our executive compensation package is to attract, retain, and motivate our executives. Our current executive officers, John C. Orr, President and Chief Executive Officer, David B. Knowles, Executive Vice President and Chief Operating Officer, and Donald A. Merril, Chief Financial Officer, Vice President and Corporate Secretary, are compensated according to the terms of their employment contracts, which are described below under the section titled “Employment Agreements Including Change in Control”. Messrs. Orr, Knowles and Merril are the only Named Executive Officers of the Company (collectively, the “Named Executive Officers”). We seek to provide a total compensation package that is competitive and that rewards our executives for their role in creating value for our shareholders.

Overview:

Our Compensation Committee, which is comprised of four independent directors, is responsible for establishing and administering our compensation policies. To meet our goals, the Compensation Committee has implemented compensation packages that are based on a mix of salary, bonus opportunities, equity awards and other benefits. The Compensation Committee focuses on performance based compensation to insure the alignment of our executives’ interests with those of our shareholders. We believe that performance and equity based compensation are the components of our executive compensation package that will maximize shareholder value and enable us to attract and retain qualified executives.

The Chief Executive Officer regularly meets with the Compensation Committee and makes recommendations with respect to our compensation programs, practices and packages for executives and other employees. The Compensation Committee considers these recommendations in its deliberations and meets in executive session at the end of each meeting. The Compensation Committee discusses Mr. Orr’s compensation package with him, but makes its decisions with regard to his compensation in executive session. Under the terms of their respective employment agreements, Mr. Orr’s and Mr. Merril’s respective base salaries may not be decreased.

Objectives:

Our executive compensation program is designed to meet the following goals:

•	Motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value;

•	Ensure that the actual compensation paid to our executive officers is aligned and correlated with financial performance and changes in shareholder value;

•	Motivate and reward executives whose knowledge, skills and performance are crucial to our success; and

•	Attract and retain talented and experienced executives and other key employees.

Policies:

To meet our objectives, the Compensation Committee implemented the following policies:

•	Provide compensation packages that are within a range that is reasonably competitive in the market;

•	Provide short-term performance incentives by establishing goals for our executives through a bonus plan focused on operating performance and cash flow; and

•	Provide long-term performance incentives and reward executive management for achievement of long-term strategic initiatives through the use of restricted stock awards, option grants and other equity-based awards under our 2008 Incentive Stock Plan.

Compensation Components:

Our executive compensation program is designed to be consistent with the objectives set forth above. The basic elements of our compensation package include (i) base salary, (ii) annual bonus opportunities, (iii) long-term incentives, such as equity awards, (iv) retirement benefits, and (v) generally available health, welfare and other benefit programs and executive perquisites. Under our executive compensation program, we target total compensation to be within the range of compensation paid to similarly situated executive officers at peer public companies and companies in our industry. We also monitor and assess the competitive retention and recruiting pressures for executive talent in our industries and our markets.

Compensation for our executives is established based on the scope of their responsibilities and their relevant background, training and experience. The Compensation Committee has the authority to engage its own independent advisors and compensation consultants to assist in carrying out its responsibilities. Data on compensation practices of companies similar to ours is also considered in establishing the compensation of our executives. In fiscal 2008, the Compensation Committee reviewed the base salaries of similarly situated executives at the following peer companies predominantly located in Ohio: Brush Engineered Materials, Inc, Caraustar Industries, Inc., Chesapeake Energy Corporation, Libbey Inc., Nordson Corporation, OMNOVA Solutions Inc., Park-Ohio Holdings Corp., and STERIS Corporation, among others, in setting the base salaries for Messrs. Orr and Merril for fiscal 2009. Such data was gathered through searches of publicly available information with the assistance of Westervelt Consulting LLC.

In fiscal 2009, Towers Perrin (n/k/a Towers Watson) was engaged by the Compensation Committee to review peer company practices from 20 select peer companies in the plastics, packaging/container and distribution industries that were jointly selected by the Compensation Committee and Towers Watson. These peer companies are located across the country and have median revenues of approximately $877 million, which we believe to be indicative of our competitive market for executive talent. This review included the compensation of executives at Tupperware Brands Corporation, Aptargroup, Inc., Boise Inc., A. Schulman Inc., Spartech Corporation, Associated Materials, LLC, Park-Ohio Holdings Corp., West Pharmaceutical Services, Inc., BWAY Holding Company, Tredegar Corporation, OMNOVA Solutions Inc., Caraustar Industries, Inc., Milacron Inc., AEP Industries Inc., Crocs, Inc., NN, Inc., American Biltrite Inc., Dorman Products, Inc., Trex Company, and Multi-Color Corporation. In addition, Towers Watson provided the Compensation Committee with data from compensation surveys that include hundreds of companies in a broader range of industries with revenues that are comparable to ours and helped us to develop the 2010 LTIP. Towers Watson has not provided other services to Myers during fiscal 2009 and has received no compensation other than with respect to the services provided to the Compensation Committee.

The Compensation Committee reviews the compensation program on an annual basis. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the executive’s past and expected contributions to our business.

Base Salary.  Base salaries for our executive officers are established based on the scope of their responsibilities and their relevant background, training and experience. Data on compensation practices of companies similar to ours is also considered in setting base salaries. The Compensation Committee targets base salaries around the 50th percentile of peer public companies and industry competitors in our markets, but also considers other factors, including individual experience and performance, external market conditions and the scope of responsibilities. The base salary for our executive officers is set forth in their respective employment agreements and these salaries are reviewed on an annual basis. All of the executive officers are eligible for periodic increases in base salary based on performance. The purpose of the base salary component is to keep our annual compensation for our executive officers competitive with the market and to recognize the skills, competencies, experience and individual performance of our executive officers.

Bonus.  In keeping with its policy of rewarding our executive officers for performance, the executive cash bonus compensation plan implemented by the Compensation Committee in 2007 awards bonuses based on our achievement of operational goals. The plan is applicable to members of senior management and the determination of cash bonus awards is based on two components: (i) 50% of the award amount is based on the Company’s achievement of certain targets (“EBITDA Targets”) for earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted for special income and expenses, that are approved by the Compensation Committee, and (ii) 50% of the award amount is based on the Company’s achievement of certain targets (“Cash Flow Targets”) for cash flow (“Cash Flow”) established by the Compensation Committee. The Compensation Committee chose EBITDA and Cash Flow as the two components to be measured because the Compensation Committee believes that they are indicators of our operational profitability and long-term financial health. Both components are weighted equally in order to balance the motivations of our executive officers to achieve both near-term profitability and long-term growth.

The establishment of EBITDA Targets and Cash Flow Targets for a particular year are driven by the annual budget developed by senior management. The annual budget is developed by senior management through vigorous bottoms-up planning, evaluation of business expectations on a segment by segment basis, customer reviews, raw material availability and pricing evaluations, SG&A considerations, and general business and economic conditions. The annual budget is vetted and approved by the Board. EBITDA Targets and Cash Flow Targets are established based upon a reasonable level of expected return given our performance against such annual budget. The Compensation Committee sets maximum targets that it believes to be reasonable stretch targets in the current economic climate, resulting in payouts to management that appropriately motivate our senior management without encouraging inappropriate risk-taking activities.

Long-Term Incentives.  We customarily have awarded long-term equity incentive grants in the form of options to our executive officers under our 2008 Incentive Stock Plan, as part of our total compensation package, during September or October of each fiscal year. Under the 2010 LTIP, the Compensation Committee has decided to move the timing of such long-term equity incentive grants to the first quarter of each fiscal year to allow the Compensation Committee to have greater visibility into the fiscal year-end results at the time it considers the extent of incentive grants to be made. The value of any such grants is determined by the closing price of our stock on the NYSE on the date that the Compensation Committee approves such grants. In addition, from time-to-time during the year, the Compensation Committee may make grants to a new employee or, in rare circumstances, to a current employee. In such cases, the value of the grants is based on the closing price of our stock on the NYSE on the date of such grants.

The 2008 Incentive Stock Plan provides us with flexibility to grant stock options, stock appreciation rights, performance awards, restricted stock and other forms of equity-based awards. These awards are consistent with our goal of motivating and rewarding our executive officers for increasing shareholder value and promote our long-term interests by aiding the retention of high-quality executives. Our use of long-term incentives reflect the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving Company performance objectives designed to enhance shareholder value. Accordingly, our long-term incentives are designed to pay larger amounts if we achieve favorable performance and smaller amounts if we do not achieve target performance. Performance awards reward our executive officers for achieving sustained financial results as well as for increasing our stock price. As a result, they tie rewards to performance and provide an additional means to own our stock.

Retirement Benefits.  To enhance our ability to attract and retain experienced key executive officers, we have adopted a Supplemental Executive Retirement Plan (“SERP”) which provides certain pension benefits to a select group of management employees, including our executive officers. The annual supplemental pension benefit is payable for ten years commencing at retirement or age 65. Credit for years of service under the SERP may also be awarded to a participant at the discretion of the Compensation Committee. As part of their respective employment agreements Mr. Orr, Mr. Knowles, and Mr. Merril were provided with an annual SERP benefit equal to $275,000, $75,000, and $50,000, respectively, payable for ten years commencing at the later of retirement or age 65, as well as a “Years of Service” credit. We provide benefits under the SERP in order to offer competitive benefits to newly appointed senior executives and to enhance the retention and recruitment of well qualified executive officers.

In addition to the SERP, we maintain a tax-qualified 401(k) Plan, pursuant to which all participants are eligible to receive matching contributions from the Company.

Other.  We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance and life and disability insurance. We also provide our executive officers with various personal benefits. The actual perquisites provided to each of our executive officers are set forth in their respective employment agreements, but these perquisites generally include use of a company car or a car allowance (including certain related expenses), use of the Company club membership at the executives own expense, and an annual executive physical examination. These benefits are valued by calculating their incremental cost to the Company. Our executive officers’ benefits and perquisites are not tied to individual or Company performance, which is the same approach used for all employees. The Compensation Committee believes that these benefits are set at a reasonable level, are highly valued by our executive officers, have limited costs and are part of a competitive compensation package that helps us to attract and retain high quality executive officers.

Compensation Upon a Termination and Change of Control Based Compensation:

We have provided our executive officers with severance payments as provided in their respective employment agreements to provide some level of income continuity should an executive’s employment be terminated without cause, which we believe to be in alignment with competitive practices for executives at peer public companies and companies in our industry. See the section titled “Employment Agreements Including Change in Control” for a discussion of the compensation payable to each of Messrs. Orr, Knowles and Merril upon a termination of employment.

Additionally, our executive officers are entitled to certain payments upon a change in control of the Company on the terms set forth in their respective employment agreements. We believe it is appropriate and in the best interests of our Company to reinforce and encourage the continued attention and dedication of our key executive officers to their respective duties without distraction in light of the potential for a change in control of the Company. See the section titled “Employment Agreements Including Change in Control” for a discussion of the compensation payable to each of Messrs. Orr, Knowles and Merril upon a change in control of the Company.

Compensation of Chief Executive Officer:

In May, 2005, the Board appointed John C. Orr as the Chief Executive Officer. Mr. Orr had previously held the position of our Chief Operating Officer. In June 2008, the Company renewed its employment agreement with Mr. Orr. When establishing the total mix of compensation for the Chief Executive Officer, the Compensation Committee reviewed Mr. Orr’s performance, which included in part a review of the Company’s operations, results, cost containment and reductions, as well as his leadership skills. In addition, the Compensation Committee conducted an assessment of his abilities to meet the goals and objectives being set for him as Chief Executive Officer in areas such as strategic planning, financial results (annual and long-term), and succession planning, as well as taking into consideration the increase in responsibilities and obligations in his new position as Chief Executive Officer. The Compensation Committee also reviewed publicly available compensation information for companies similar to ours in one or more ways, such as those with like amount of sales, market value, products, or within the same industry or geographic area. For a complete description of Mr. Orr’s compensation see the section titled “Employment Agreements Including Change in Control”.

Compensation of Chief Operating Officer and Chief Financial Officer:

While the Compensation Committee reviews each individual’s performance, the recommendation of the Chief Executive Officer and analysis of peer group compensation are important factors used by the Committee in determining the base salary for the Chief Operating Officer and the Chief Financial Officer. The Compensation Committee’s review of performance and determination of the total mix of compensation is based upon the same factors as mentioned above for the Chief Executive Officer, but as applicable to the Chief Operating Officer’s or the Chief Financial Officer’s respective duties and responsibilities. For a complete description of Messrs. Knowles’ and Merril’s compensation see the section titled “Employment Agreements Including Change in Control”.

Accounting and Tax Considerations:

In designing our compensation programs, we take into consideration the accounting and tax effect that the components will have or may have on our executive officers and the Company. However, in light of the fact that only Mr. Orr’s compensation may be impacted by Sec. 162(m) of Internal Revenue Code of 1986, as amended (the “IRC”), and the impact of the potential lost deduction is de minimis, the Compensation Committee has decided to retain flexibility in compensating our executive officers.

Executive Compensation in 2009:

Based in large part on external market conditions, the Compensation Committee maintained the base salaries for Messrs. Orr and Merril for fiscal 2009 at the same level as during fiscal 2008. Mr. Knowles was appointed to his current position effective June 19, 2009, and his base salary for 2009 was based on Mr. Knowles skills, experience, expected responsibilities and contributions to the Company.

In determining the cash bonuses for our executive officers for fiscal 2009, the Compensation Committee utilized the criteria established by the executive cash bonus compensation plan with EBITDA Targets and Cash Flow Targets established by the Compensation Committee based on the annual budget developed by senior management for fiscal 2009. In fiscal 2009, the EBITDA Targets were established with reference to our financial performance and general economic conditions and the Compensation Committee’s belief that to be rewarded, senior management had to generate EBITDA results that improved on EBITDA results achieved in fiscal year 2008, while the Cash Flow Targets were established with the recognition that cash flow generation was essential to us in the constrained economic environment. The table below sets forth the EBITDA Targets and Cash Flow Targets utilized by the Compensation Committee for fiscal 2009:

Percentage Payout	EBITDA Target	Cash Flow Target
	(In millions)	(In millions)

0%	N/A	$42.34
25%	N/A	$44.99
50%	N/A	$47.63
75%	N/A	$50.28
100%	$83.39	$52.93
125%	$85.99	$56.24
150%	$88.60	$59.55
175%	$91.21	$62.85
200%	$93.81	$66.16

The percentage payout for each component was determined independently of the other component and was determined based on a sliding scale between zero and 200%. The resulting percentage payout for each component was added together to determine the total percentage payout under the plan. Each participant’s total bonus award under the plan was determined by multiplying the total percentage payout under the plan by the salary target specified by the Compensation Committee for each participant in the plan based on their management level and experience. For fiscal 2009, the aggregate target award for the Chief Executive Officer was 100% of his base salary, with a maximum aggregate award of 200% of his base salary, the aggregate target award for the Chief Financial Officer was 75% of his base salary, with a maximum aggregate award of 150% of his base salary. For 2009, under the terms of his employment agreement with the Company, our Chief Operating Officer was entitled to a bonus of not less than $150,000 in consideration of his lost bonus opportunity with his prior employer caused by his change of employment mid-year, with a target annual bonus opportunity of not less than 75% of his base salary, with a maximum aggregate award of 150% of his base salary, for future years.

In fiscal 2009, after adjustments for special income and expenses approved by the Compensation Committee, the Company achieved an EBITDA and cash flow under the plan that corresponded to a 0% payout for the EBITDA component under the plan and 200% payout for the cash flow component under the plan, which resulted in an averaged payout of 100% (the “2009 Percentage Payout”). In accordance with the plan, the Chief Executive Officer was entitled to a cash bonus under the plan for fiscal 2009 equal to his 2009 salary multiplied by the 2009 Percentage Payout, which equated to an award of $725,000. The Chief Operating Officer was entitled to a cash bonus under the plan for fiscal 2009 equal to 75% of his 2009 salary multiplied by the 2009 Percentage Payout and multiplied by (196/365) for the pro-rata amount of days worked by Mr. Knowles in fiscal 2009, which equated to an award of $161,096. The Chief Financial Officer was entitled to a cash bonus under the plan for fiscal 2009 equal to 75% of his 2009 salary multiplied by the 2009 Percentage Payout, which equated to an award of $248,063. Each of these cash bonuses was paid early in 2010.

In fiscal 2009, in large part based on the Company’s financial performance and external market conditions, and in consideration of the Compensation Committee’s decision to engage Towers Watson to assist in the development of a modified approach to the Company’s philosophy regarding the use of long term incentives pursuant to the 2010 LTIP, no long-term equity incentive awards were granted to our executive officers or members of senior management under the 2008 Incentive Stock Plan. Perquisites for our Chief Executive Officer included use of a Company provided automobile, reimbursement of automobile related expenses and use of the Company club membership at the Chief Executive Officer’s own expense. Perquisites for our Chief Operating Officer included a monthly automobile allowance, temporary living expenses and use of the Company club membership at the Chief Operating Officer’s own expense. Perquisites for our Chief Financial Officer included use of a Company provided automobile, automobile insurance cost reimbursement, and use of the Company club membership at the Chief Financial Officer’s own expense.

Executive Compensation in 2010:

In fiscal 2009, the Compensation Committee engaged Towers Watson to conduct a study to provide competitive pay data for the peer group companies described above for all elements of direct compensation utilized by us (salary, bonus and long-term incentives) for our Named Executive Officers and other key members of management and to make recommendations on the types and amounts of compensation for our executives for fiscal 2010, including our approach and philosophy with respect to the use of long-term incentives. Towers Watson was selected by the Compensation Committee based on its reputation and its experience with companies of our size and in our industry.

For fiscal 2010, based on external market conditions, the continued economic uncertainty for 2010, senior management’s recommendations and the counsel of Towers Watson, the Compensation Committee has decided to maintain the base salaries for Messrs. Orr, Knowles and Merril at the same level as during fiscal 2009.

The Compensation Committee has decided to continue the executive cash bonus compensation plan for fiscal 2010, with EBITDA Targets and Cash Flow Targets established by the Compensation Committee based on the annual budget developed by senior management for fiscal 2010. In 2010, the EBITDA Target commences payout at a lower threshold than in fiscal 2009 because of the Committee’s recognition of the continuing difficult economic climate and the impact of the sale of the assets of two of our manufacturing businesses (Michigan Rubber Products, Inc. and Buckhorn Rubber Products Inc.) in October, 2009. The Cash Flow Targets also have lower thresholds than in fiscal 2009 because of the Compensation Committee’s recognition of management’s significant prior efforts in this area and the reduced benefit that is anticipated from future efforts to manage the Company’s working capital processes. The Committee determined to modify the calculation of the Cash Flow Target to be cash flow before capital expenditures so as to balance sound decisions on long-term capital investments with achievement of cash flow goals. The EBITDA Targets and Cash Flow Targets established by the Compensation Committee for fiscal 2010 are set forth in the table below:

	EBITDA Target	Cash Flow Target
Percentage Payout	(In millions)	(In millions)

0%	$61.02	$49.30
25%	$64.84	$52.39
50%	$68.65	$55.47
75%	$72.47	$58.55
100%	$76.28	$61.63
125%	$81.05	$65.49
150%	$85.82	$69.34
175%	$90.58	$73.19
200%	$95.35	$77.04

In March 2010, the Board implemented the 2010 LTIP developed with the assistance of Towers Watson, and a blend of stock options, service-based awards and performance-based awards were granted to our executives pursuant to the 2008 Incentive Stock Plan. The 2010 LTIP modifies our recent historical approach of primarily awarding stock options and is intended to place greater emphasis on cash performance-based awards than service-based equity awards to further align the interests of our executives with those of our shareholders. For 2010, the mix of awards granted to our executives were composed of 35% stock options, 35% performance-based awards and 30% service-based awards. The stock options vest ratably during the three years from the date of grant, the service-based awards are subject to three year cliff vesting, and the performance-based awards vest over three years based on return on invested capital goals established by the Compensation Committee at the time of the award grant. In determining the awards granted to our executive officers and senior management in 2010 and such awards’ role in motivating and fairly compensating our employees, the Compensation Committee believed it was important to acknowledge that no long-term grants were made in fiscal 2009.

Compensation Committee Interlocks and Insider Participation.

During fiscal 2009, the following directors were members of the Compensation Committee: Jon H. Outcalt, Edward W. Kissel (until April 30, 2009), Robert A. Stefanko (after April 30, 2009), Richard P. Johnston (after April 30, 2009) and Keith A. Brown (after April 30, 2009). None of the Compensation Committee’s members have at any time been an officer or employee of the Company. None of our Named Executive Officers serves, or in the past fiscal year has served as a member of the board of directors or compensation committee of any entity that has one or more Named Executive Officers serving on the Company’s Board or Compensation Committee.

Compensation Committee Report on Executive Compensation.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee, which is currently composed of four independent directors, operates under a written charter adopted by the Compensation Committee and ratified by the Board. A copy of the charter is available on our website www.myersind.com on the “Corporate Governance” page under the “Investor Relations” section. The Compensation Committee is responsible for, among other duties, establishing and administering the policies which govern executive compensation.

The executive compensation program for the executive officers of the Company is administered by the Compensation Committee. The Compensation Committee’s function is to review the performance of the Chief Executive Officer and the other executive officers in determining the amount and type of compensation to be paid and awarded, as well as approve compensation adjustments and to make awards of cash bonuses and long-term incentive grants, if deemed appropriate. Historically, the Compensation Committee primarily based its decisions on qualitative factors, exercising its discretion and using its judgment after considering those factors it deemed relevant. The Compensation Committee continues to place increased emphasis on quantitative factors pursuant to the executive cash bonus compensation plan.

The Compensation Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the section titled “Compensation Discussion and Analysis”. Based on discussions with management and our review of the “Compensation Discussion and Analysis” disclosure, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The foregoing report has been furnished by the current members of the Compensation Committee, being:

Jon H. Outcalt (Chairman and Presiding Director), Robert A. Stefanko, Richard P. Johnston, and Keith A. Brown

Summary of Cash and Certain Other Compensation.  The following table contains certain information regarding the compensation earned, paid or payable during 2009, for services rendered to the Company and its subsidiaries during fiscal 2009, to the Named Executive Officers.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(2)(3)	($)	Earnings ($)	($)(4)	Total ($)

John C. Orr	2009	725,000	725,000	—	—	—	81,166	38,134	1,569,300
	2008	725,000	—	276,100	1,877,501	—	888,272	41,587	3,808,460
	2007	645,000	591,465	—	—	—	28,289	51,519	1,316,273
David B. Knowles	2009	200,000	161,096	—	86,100	—	—	18,021	465,217
	2008	—	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—	—
Donald A. Merril	2009	330,750	248,063	—	—	—	15,107	9,322	603,242
	2008	330,750	—	87,850	229,447	—	—	5,786	653,833
	2007	315,000	230,000	—	—	—	—	11,030	647,010

(1)	The amounts set forth in this column were earned during the respective fiscal year and paid early in the following year.

(2)	Amounts shown do not reflect compensation actually received by the executive officers. Instead the amounts shown are reported at grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation — Stock Compensation (referred to herein as “FASB ASC Topic 718”).

(3)	Information regarding the shares of restricted stock and stock options granted to our named executive officers during 2006, 2007 and 2008 are set forth in the Grants of Plan Based Awards Table for each respective year. The Grants of Plan Based Awards Table also sets forth the grant date fair value in accordance with FASB ASC Topic 718.

(4)	The amounts set forth in this column include: (a) Company contributions under our 401(k) plan and profit sharing plan earned during the respective fiscal year but paid early in the following year; (b) tax reimbursement payments; (c) perquisites and other personal benefits. The amounts are listed in the following table:

Mr. Orr	2009	2008	2007

Contributions	—	1,347	5,185
Tax Reimbursement	—	12,250	19,848
Perquisites	38,134	27,990	26,486

	38,134	41,587	51,519
Mr. Knowles

Contributions	—	—	—
Tax Reimbursement	—	—	—
Perquisites	18,021	—	—

	18,021	—	—
Mr. Merril

Contributions	—	—	—
Tax Reimbursement	—	—	—
Perquisites	9,322	5,786	11,030

	9,322	5,786	11,030

The perquisites and other personal benefits for Mr. Orr during fiscal 2009 included: (i) an automobile and related expenses and (ii) payment of life insurance premiums. The perquisites and other personal benefits for Mr. Knowles during fiscal 2009 included: (i) an automobile allowance and (ii) temporary living expenses. The perquisites and other personal benefits for Mr. Merril during fiscal 2009 included an automobile. These benefits are valued based on the incremental costs to us.

Employment Agreements Including Change in Control.

John C. Orr, President and Chief Executive Officer, was appointed to his current position on May 1, 2005. On June 20, 2008, the Board of Directors, upon the recommendation of the Compensation Committee, approved an employment agreement between the Company and Mr. Orr, for Mr. Orr to continue serving the Company as the President and Chief Executive Officer. The employment agreement was effective as of June 1, 2008 and has a three year term. Mr. Orr’s employment agreement provides a base salary of $725,000 and certain benefits, with an annual bonus opportunity each year during his employment term that is based on metrics established by the Compensation Committee, but with a target of not less than 100% of Mr. Orr’s base salary for the particular year. The benefits provided under Mr. Orr’s employment agreement include, but are not limited to: (i) participation in our profit sharing plan, (ii) benefits under the executive supplemental retirement plan, (iii) short-term and long-term disability insurance, (iv) life insurance, (v) medical and dental insurance, (vi) vacation, (vii) incentive stock options under the 2008 Incentive Stock Plan, (viii) an automobile and reimbursement of insurance and other expenses related to the automobile, (ix) annual grant of stock options with a value on the date of grant of at least $1,000,000 determined on the basis of a Black-Scholes valuation or other measure utilized by the Compensation Committee, provided such other measure is in general use at the time of such grant by other public companies, (x) a one-time special option to purchase shares of Common Stock with a value on the date of grant of at least $750,000 and (xi) reimbursement of any excise taxes.

In fiscal 2009, Mr. Orr agreed to defer receipt of the option grants provided in his employment agreement pending stabilization of the economic environment, the financial performance of the Company and the adoption by the Compensation Committee of the 2010 LTIP. Mr. Orr, the senior management team and the Compensation Committee worked with Towers Watson in fiscal 2009 to design the 2010 LTIP to provide more emphasis on performance based awards in long-term incentive compensation and to reduce potential dilution resulting from the issuance of stock options alone to senior management. The Compensation Committee and Mr. Orr agreed that it was more advantageous to the Company to have Mr. Orr participate in the same long-term incentive plan, with the same incentives and motivations, as the rest of the senior management team, rather than continuing to receive the guaranteed option grants provided for in his employment agreement. Consequently, in March, 2010, Mr. Orr and the Company amended his employment agreement to eliminate the guaranteed option grants in exchange for Mr. Orr’s participation in the 2010 LTIP along with the other members of our senior management, and Mr. Orr’s receipt of awards thereunder as approved by the Compensation Committee. The full text of this amendment is attached as Exhibit 10.1 to the current report on Form 8-K filed with the SEC on March 9, 2010.

Mr. Orr’s employment agreement also provides that if Mr. Orr is terminated other than for cause or if he terminates for good reason, or if there is a change in control, then he is entitled to: (1) three times Mr. Orr’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) three times his annual bonus at the highest rate in effect during the prior three year period plus (B) a pro-rata portion of the target annual bonus within thirty (30) days after such termination; (3) COBRA health coverage at the Company’s expense for the applicable period under Section 4980B of the IRC, followed by coverage under the Company’s health care plans for the remainder of the employment term; (4) continuation of the automobile allowance for the remainder of the employment term; (5) long term disability protection for the remainder of the employment term; (6) life insurance protection for the remainder of the employment term; and (7) outplacement services for one year and is provided with IRC Section 280G protection in the form of an excise tax gross-up payment. In addition, upon Mr. Orr’s termination following a change of control, all of Mr. Orr’s outstanding stock options and restricted stock awards will become vested, to the extent not previously forfeited or terminated. Mr. Orr is also subject to a three year non-compete agreement.

In the event that Mr. Orr’s employment is terminated by us other than for cause or by him for good reason, or if there is a change of control of the Company, then Mr. Orr would receive the following benefits under the terms of his employment agreement if such event occurred as of December 31, 2009: (i) a lump sum payment of $4,350,000 consisting of a combination of a payment of three times his most recent salary and three times the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of three years with an estimated value of $141,042; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $1,633,876 and (iv) other benefits valued at $65,000, including payments for automobile allowances. If Mr. Orr is terminated by us for cause or he resigns other than for good reason, then Mr. Orr is only entitled to compensation earned prior to the date of termination that has not yet been paid.

David B. Knowles, Executive Vice President and Chief Operating Officer, was appointed to his current position effective June 19, 2009, for a two year term with automatic renewals for successive one year terms thereafter until an event of termination. Under the terms of his employment agreement, Mr. Knowles will receive a base salary of $400,000 per year, subject to annual review by the Compensation Committee. For 2009, Mr. Knowles received a bonus of $161,096 pursuant to the executive cash bonus compensation plan. Any future or additional bonus will be determined by the Compensation Committee pursuant to metrics established by the Compensation Committee, with a target annual bonus opportunity for each year that is not less than 75% of Mr. Knowles base salary for the particular year. In connection with the employment agreement, Mr. Knowles was granted stock options to acquire 30,000 shares of the Company’s common stock. The benefits provided under Mr. Knowles’ employment agreement include, but are not limited to: (i) participation in our profit sharing plan, (ii) benefits under the executive supplemental retirement plan, (iii) short-term and long-term disability insurance, (iv) group term life insurance, (v) medical and dental insurance, (vi) vacation (vii) a monthly automobile allowance; and (viii) reimbursement of moving expenses and a one time payment for closing costs and other expenses relating to the sale of his current home and/or purchase of a new home in the Akron, Ohio area.

In the event that Mr. Knowles’ employment is terminated by the Company other than for cause or is terminated by Mr. Knowles for good reason, then the Company will provide to Mr. Knowles in addition to any base salary and annual bonus accrued and unpaid as of the date of termination: (1) continuation of Mr. Knowles’ annual base salary as in effect on the date of his termination for a period of one year after such termination; (2) an amount equal to his annual bonus at the highest rate in effect during the prior three year period payable in a lump sum within ninety (90) days after such termination; (3) COBRA health coverage at the Company’s expense for a period of one year; (4) continuation of the automobile allowance for a period of one year; (5) long term disability protection for a period of one year; (6) life insurance protection for a period of one year; and (7) outplacement services for one year. In the event that Mr. Knowles is terminated due to his death or disability, then Mr. Knowles or his spouse will be entitled to receive: (1) any base salary and annual bonus accrued and unpaid; (2) any amounts payable under any Company employee benefit plan; and (3) COBRA coverage at the Company’s expense for the longer of (A) the applicable period under IRC Section 4980B; or (B) thirty-six (36) months. If Mr. Knowles’ employment is terminated by the Company with cause or by Mr. Knowles without good reason, then no further compensation is payable to Mr. Knowles other than compensation earned prior to the termination but unpaid at the time of termination. In the event Mr. Knowles is terminated in connection with, or within thirty (30) days following, the occurrence of a specified change in control event, Mr. Knowles will be provided with the following benefits in addition to any base salary and annual bonus accrued and unpaid as of the date of termination: (1) an amount equal to the sum of (A) one and one half times his annual base salary as in effect on the date of his termination, plus (B) one and a half times his annual bonus at the highest rate in effect during the prior three year period, payable within thirty (30) days after such termination; and (2) full vesting of all outstanding stock options, restricted stock or similar awards and any option shall become fully exercisable within 90 days of such termination date. Mr. Knowles is subject to a three year non-compete agreement.

In the event that Mr. Knowles’ employment is terminated by us other than for cause or by him for good reason then Mr. Knowles would receive the following benefits if such event occurred as of December 31, 2009: (i) a payment of $561,096 consisting of a combination of continuation of payment of his then base salary for one year and a lump sum payment of the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of one year with an estimated value of $18,000; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $86,100 and (iv) other benefits valued at $65,000, including payments for automobile allowances and executive outplacement service fees. In the event Mr. Knowles is terminated in connection with, or within thirty (30) days following, the occurrence of a specified change in control event other than for cause or by him for good reason, then Mr. Knowles would receive the following benefits if such event occurred as of December 31, 2009: (i) a payment of $841,644 consisting of a combination of a payment of one and a half times his most recent salary and one and a half times the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of one year with an estimated value of $18,000; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $86,100 and (iv) other benefits valued at $65,000, including payments for automobile allowances and executive outplacement service fees. If Mr. Knowles is terminated by us for cause or resigns other than for good reason, then Mr. Knowles is only entitled to compensation earned prior to the date of termination that has not yet been paid.

Donald A. Merril, Vice President, Chief Financial Officer and Corporate Secretary, was appointed to his current position effective April 25, 2006. On January 24, 2006, the Compensation Committee approved an employment agreement with Mr. Merril for a term that continues indefinitely until an event of termination. The employment agreement provides him with a base salary and certain benefits with any bonus to be determined by the Compensation Committee pursuant to metrics established by the Compensation Committee, with a target annual bonus opportunity for each year that is not less than 75% of Mr. Merril’s base salary for the particular year. The benefits provided under Mr. Merril’s employment agreement include, but are not limited to: (i) participation in our profit sharing plan, (ii) benefits under the executive supplemental retirement plan, (iii) short-term and long-term disability insurance, (iv) group term life insurance, (v) medical and dental insurance, (vi) vacation, (vii) incentive stock options under the 2008 Incentive Stock Plan, and (viii) an automobile and reimbursement of related expenses. The Compensation Committee maintained the annual salary payable to Mr. Merril under his employment agreement at $330,750 for calendar year 2010. His employment agreement also provides that if Mr. Merril is terminated other than for cause or if he terminates for good reason, he is entitled to one year of compensation and benefits. If there is a change in control and Mr. Merril is terminated, Mr. Merril is entitled to 18 months compensation and benefits and is provided with IRC Section 280G protection in the form of an excise tax gross-up payment, if applicable. Mr. Merril is subject to a three year non-compete agreement, except in a change in control situation, and then for 18 months.

In the event that Mr. Merril’s employment is terminated by us other than for cause or by him for good reason then Mr. Merril would receive the following benefits if such event occurred as of December 31, 2009: (i) a lump sum payment of $578,813 consisting of a combination of a payment of his most recent base salary and the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of one year with an estimated value of $18,000; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $289,113 and (iv) other benefits valued at $50,000, including payments for automobile allowances and executive outplacement service fees. In the event of a change of control, Mr. Merril has the right to extend his employment under the terms of this employment agreement for a period of 18 months. Further upon a change of control and termination of Mr. Merril’s employment by us other than for cause or by him for good reason then Mr. Merril would receive the following benefits if such event occurred as of December 31, 2009: (i) a lump sum payment of $868,220 consisting of a combination of a payment of one and a half times his most recent salary and one and a half times the highest annual bonus awarded during the prior three year period; (ii) continuation of medical, dental, long and short-term disability protection and any life insurance coverage for a period of eighteen months with an estimated value of $27,000; (iii) acceleration of the vesting of stock options or other vesting provisions related to restricted stock or other stock awards having a value of $289,113 and (iv) other benefits valued at $50,000, including payments for automobile allowances and executive outplacement service fees. If Mr. Merril is terminated by us for cause or resigns other than for good reason, then Mr. Merril is only entitled to compensation earned prior to the date of termination that has not yet been paid.

For purposes of Mr. Orr’s, Mr. Knowles’ and Mr. Merril’s employment agreements, a change in control is defined generally as: (1) the acquisition by any person of 20% or more of the voting power of the outstanding securities of the Company, (2) a change in the majority of directors during a one year period, (3) a merger or consolidation of the Company where the Company is not the surviving entity, (4) the complete liquidation of the Company, or (5) the sale or disposition of more than 50% of the Company’s assets.

The Company’s Amended and Restated Code of Regulations provide that the Company will indemnify, to the fullest extent then permitted by law, any officer or former officer of the Company who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was an officer of the Company, or serving at the request of the Company as an officer of another entity. The Company has entered into indemnity agreements with its executive officers contractually obligating the Company to provide such protection. The Company also currently has in effect officer and director insurance coverage.

Grants of Plan Based Awards.  The following table contains information concerning the grant of plan based awards to the Named Executive Officers under the 2008 Incentive Stock Plan. The actual value and gains, if any, on an option exercise are dependent upon the future performance of our Common Stock and overall market conditions. The option awards and unvested portion of stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2009 Year-End table below.

Grants of Plan Based Awards
During Fiscal 2009

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Future			Estimated Future			Number	Number of	or Base	Fair Value
		Payouts Under Non-Equity			Payouts Under Equity			of Shares	Securities	Price of	of Stock
		Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Award
Name:	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)

John C. Orr	—	—	—	—	—	—	—	—	—	—	—
David B. Knowles	6/29/09	—	—	—	—	—	—	—	30,000(1)	8.19	245,700
Donald A. Merril	—	—	—	—	—	—	—	—	—	—	—

(1)	Represents grants of incentive options pursuant to Mr. Knowles employment agreement.

Outstanding Equity Awards at Fiscal Year End.  The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2009, that have not been exercised or that have not vested. Certain of the awards identified in the table below are also reported in the Grants of Plan Based Awards During Fiscal 2009 table above.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards							Stock Awards
												Equity
											Equity	Incentive Plan
											Incentive Plan	Awards:
					Equity Incentive						Awards:	Market or
					Plan Awards:						Number of	Payout Value
	Number of		Number of		Number of						Unearned	of Unearned
	Securities		Securities		Securities			Number of		Market Value	Shares, Units	Shares, Units
	Underlying		Underlying		Underlying			Shares or		of Shares or	or Other	or Other
	Unexercised		Unexercised		Unexercised	Option		Units of Stock		Units of Stock	Rights That	Rights That
	Options		Options		Unearned	Exercise	Option	That Have		That Have	Have Not	Have Not
	(#)		(#)		Options	Price	Expiration	Not Vested		Not Vested	Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)(5)	(#)	($)

John C. Orr	3,300	(1)	—		0	8.00	3/12/13	—		—	0	0
	25,000	(1)	—		0	11.15	5/31/15	—		—	0	0
	6,868	(1)	—		0	17.02	9/16/16	—		—	0	0
	—		—		0	—	—	20,000	(3)	182,000	0	0
	45,132	(2)	—		0	17.02	9/19/16	—		—	0	0
	421	(1)	842	(1)	0	12.55	4/23/18	—		—	0	0
	18,579	(2)	37,158	(2)	0	12.55	4/23/18	—		—	0	0
	—		—		0	—	—	22,000	(4)	200,200	0	0
	83,974	(2)	167,947	(2)	0	9.00	6/20/18	—		—	0	0
	—		17,346	(1)	0	10.92	10/3/18	—		—	0	0
	76,923	(2)	136,500	(2)	0	10.92	10/3/18	—		—	0	0

David B. Knowles	—		30,000	(1)	0	8.19	6/29/19	—		—	0	0

Donald A. Merril	12,000	(1)	3,000	(1)	0	15.11	1/24/2016	—		—	0	0
	9,636	(1)	—		0	17.02	9/19/2016	—		—	0	0
	—		—		0	—	—	6,000	(3)	54,600	0	0
	8,364	(2)	—		0	17.02	9/19/2016	—		—	0	0
	—		—		0	—	—	7,000	(4)	63,700	0	0
	6,667	(2)	13,333	(2)	0	12.55	4/23/2018	—		—	0	0
	—		14,163	(1)	0	10.92	10/3/2018	—		—	0	0
	12,700	(2)	11,237	(2)	0	10.92	10/3/2018	—		—	0	0

(1)	Represents grants of incentive stock options.

(2)	Represents grants of non-qualified stock options.

(3)	The forfeiture provisions with respect to all of these restricted stock awards lapse on September 20, 2010 if the executive is still employed on such date and certain stock performance goals are met.

(4)	The forfeiture provisions with respect to all of these restricted stock awards lapse on September 20, 2012 if the executive is still employed on such date and certain stock performance goals are met.

(5)	Based on the NYSE closing price of $9.10 per share as of December 31, 2009.

Option Exercises and Stock Vested for Fiscal 2009.  No stock vested and no options were exercised by any of the Named Executive Officers during fiscal 2009.

Pension Benefits.  The following table shows all pension benefits held by the Named Executive Officers at the end of fiscal 2009 other than pursuant to our 401(k) Plan. The Company has adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides certain pension benefits to a select group of management employees. The annual supplemental pension benefit is payable for ten years commencing at the later of retirement or age 65. Under their respective employment agreements with the Company, Messrs. Orr, Knowles and Merril are guaranteed a minimum annual supplemental pension benefit of $275,000, $75,000 and $50,000, respectively.

Pension Benefits

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

John C. Orr	Myers Industries, Inc. Executive Supplemental Retirment Plan	Fully Vested	1,492,755	0
David B. Knowles	Myers Industries, Inc. Executive Supplemental Retirment Plan	0	0	0
Donald A. Merril	Myers Industries, Inc. Executive Supplemental Retirment Plan	5	62,040	0

Policies and Procedures with Respect to Related Party Transactions.  The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, it is our preference, as a general rule, to avoid related party transactions. No related party transaction occured during fiscal 2009.

Our Governance Committee reviews all relationships and transactions in which we and our directors, nominees for director and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition our Audit Committee is responsible for reviewing and investigating any matters pertaining to our ethical codes of conduct, including conflicts of interest.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2009, and has re-appointed them for the year ending December 31, 2010. Additional information regarding the services provided to the Company by KPMG LLP during 2009 is set forth below, under the section titled “Matters Relating to the Independent Registered Public Accounting Firm”.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of KPMG LLP is being submitted to our shareholders for ratification at the Annual Meeting in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment and may for other reasons be unable to make another appointment.

The Board of Directors recommends that you vote “FOR” Proposal 2 relating to the ratification of the appointment of KPMG LLP

Matters Relating to the Independent Registered Public Accounting Firm.

The firm of KPMG LLP audited the books and records of the Company for the years ended December 31, 2009, 2008 and 2007. Representatives of KPMG LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

A description of the fees billed to the Company by KPMG LLP for the years ended December 31, 2009 and 2008 is set forth in the table below.

KPMG LLP was first retained by the Audit Committee in 2005. The Audit Committee (see, “Report of Audit Committee”) reviewed the non-audit services provided by KPMG LLP during the year ended December 31, 2009, and determined that the provision of such non-audit services was compatible with maintaining the accountants’ independence.

	2009	2008

Audit Fees(1)	$1,125,000	$1,250,000
Audit Related Fees(2)	$0	$8,000
Tax Fees(3)	$0	$50,000
All Other Fees(4)	$0	$0

(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements.

(2)	Fees for assurance and related services reasonably related to audits and reviews of benefit plans.

(3)	Professional fees for tax compliance, tax advice, and tax planning.

(4)	Fees for all other products and services.

The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy, and the fees for the services performed to date. During 2009, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersind.com.

Audit Committee Report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act.

The Audit Committee, which is composed of four independent directors, is responsible for assisting the Board in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter, which is published on the Company’s website (www.myersind.com) on the “Corporate Governance” page under the “Investor Relations” section. Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of KPMG LLP, the independent registered public accounting firm for the Company. KPMG LLP is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on (i) the conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and (ii) the effectiveness of internal control over financial reporting.

Each member of the Audit Committee is financially literate and independent as defined under the Company’s Independence Criteria policy and the independence standards set by the New York Stock Exchange. The Board has identified Robert A. Stefanko as the “audit committee financial expert”. Mr. Stefanko is independent, as independence for audit committee members is defined in the applicable listing standards of the New York Stock Exchange.

The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by: management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for the Company’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (“PCAOB”) and expressing an opinion on (i) the conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and (ii) the effectiveness of internal control over financial reporting.

In the performance of our duties we have:

•	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009;

•	discussed with KPMG LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by PCAOB in Rule 3200T; and

•	received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed KPMG LLP’s independence with KPMG LLP.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. We have selected KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

The foregoing report has been furnished by the current members of the Audit Committee, being:

Robert A. Stefanko, Chair and Presiding Director, Vincent C. Byrd, Jon H. Outcalt, and Edward W. Kissel

Executive Officers of the Company.

Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC under the heading “Executive Officers of the Registrant”, which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of our filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s internet website at http://www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on the Company’s own internet website at http://www.myersind.com. The content of the Company’s website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.

Security Ownership of Certain Beneficial Owners and Management.

The following table shows the number of shares of our common stock beneficially owned as of March 10, 2010 (unless otherwise indicated) by:

•	each person, who, to our knowledge, beneficially owns more than 5% of our common stock;

•	each of the Company’s Directors and Nominees;

•	the Chief Executive Officer and the other Named Executive Officers; and

•	all individuals who served as Directors or Named Executive Officers, as a group.

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares and have both record and beneficial ownership over the shares unless otherwise noted. The Company had no preferred stock issued or outstanding.

	Shares	Percent of
	Beneficially	Shares
	Owned	Outstanding

Greater Than 5% Owners(2,3)

Gamco Investors, Inc. One Corporate Center Rye, NY 10580-1422	3,654,175	10.3%

T. Rowe Price Associates, Inc.(5) 100 East Pratt Street Baltimore, Maryland 21202	3,397,180	9.59%

Stephen E. Myers(4)	2,772,277	7.82%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	2,535,304	7.15%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,097,700	5.92%

Directors, Nominees and Named Executive Officers(1,2,6,7,9)
Keith A. Brown	87,478
Richard P. Johnston	30,043
Edward W. Kissel	16,255
Stephen E. Myers(4)	2,772,277	7.82%
John C. Orr(8)	420,468
Vincent C. Byrd	3,750
Sarah R. Coffin	0
John B. Crowe	2,000
David B. Knowles(8)	19,100
Jon H. Outcalt	40,946
Robert A. Stefanko	2,300
Donald A. Merril(8)	72,467

All Directors, Nominees and Named Executive Officers as a group (12 persons)	3,467,084	9.78%

(1)	Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of Common Stock.

(2)	Unless otherwise noted, the beneficial owner uses the same address as the address of the principal office of the Company.

(3)	According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Number of shares of Common Stock beneficially owned is the amount reflected in the most recent Schedule 13D or Schedule 13G filed by such party with the SEC.

(4)	Includes 16,775 shares of Common Stock held by Mr. Myers’ spouse, for which Mr. Myers disclaims beneficial ownership and 253,021 shares held by the Louis S. Myers & Mary S. Myers Foundation for which he may be deemed beneficial owner. Also includes 479,801 shares held by MSM & Associates LP and 25,500 shares held by Semantic Foundation, both of which Mr. Myers is a trustee and may be deemed the beneficial owner of such shares. Mr. Myers disclaims beneficial ownership in such shares to the extent he does not hold a pecuniary interest. Mr. Myers resigned from the Board on March 10, 2010.

(5)	These securities are owned by various individual and institutional investors (including T. Rowe Price Small-Cap Value Fund, Inc., which owns 2,000,000 shares representing 5.67% of Myers’ outstanding shares) that T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact the beneficial owner of such securities.

(6)	Includes shares which the non-employee director has a right to acquire by exercising options granted under the 1992 Stock Option Plan, Amended and Restated 1999 Incentive Stock Plan and the 2008 Incentive Stock Plan.

(7)	The amounts shown represent the total shares of Common Stock owned by such individuals, together with shares which are issuable under currently exercisable stock options: Mr. Orr, 260,197, Mr. Merril, 49,367, Mr. Outcalt, 8,850, Mr. Johnston, 8,850, Mr. Kissel, 8,850, Mr. Brown, 8,850 and Mr. Myers, 5,000.

(8)	Includes performance-based restricted stock of 42,000 and 13,000 for Mr. Orr and Mr. Merrill respectively and time based restricted stock of 56,500, 19,100, and 10,100 for Messrs. Orr, Knowles, and Merril respectively.

(9)	None of the individuals is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, diversion of losses or profits, or the giving or withholding of proxies.

Recent Nominee Transactions in Our Common Stock.

The following table sets forth all purchases or sales of securities of the Company effected during the past two years by the nominees for election as a director set forth in Proposal No. 1 above and recommended by your Board. The Common Stock acquired in these transactions was for the benefit of the individual purchasers and no part of the purchase price or market value of such Common Stock was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such Common Stock.

Messrs. Brown, Byrd, Kissel and Outcalt and Ms. Coffin had no purchases or sales of securities of the Company during this period.

Nominee	Trade Date	Amount Acquired (Sold)	Price per Share ($)

John B. Crowe	01/29/09	1,000	$6.4988
	03/13/09	900	$3.75
		100	$3.74
Richard P. Johnston	11/16/09	5,000	$8.82
	11/17/09	5,000	$8.79
John C. Orr	11/12/08	100	$6.96
		100	$6.98
		400	$6.99
		300	$7.00
		500	$7.01
		400	$7.02
		1,300	$7.03
		800	$7.04
		700	$7.05
		600	$7.06
		200	$7.07
		4,600	$7.08
Robert A. Stefanko	11/13/08	300	$6.67

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires Myers’ directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the SEC and to furnish Myers with copies of all such forms they file. These reports can be viewed on our website at www.myersind.com/section 16 reports.html, or at the SEC’s website at www.sec.gov. Myers understands from the information provided to it by the Section 16 Filers for 2009 that they have adhered to all filing requirements applicable to the Section 16 Filers.

Shareholder Proposal for Inclusion in Proxy Statement.  Any proposals to be considered for inclusion in the proxy statement to be provided to shareholders of Myers for its next annual meeting to be held in April 2011 may be made only by a qualified shareholder and must be received by Myers no later than November 20, 2010.

Since no shareholder proposals were made by February 3, 2010, the enclosed white proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a shareholder intends to submit a proposal at our 2010 annual meeting of shareholders to be held in 2011 that is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give us notice in accordance with the requirements set forth in the Exchange Act no later than February 6, 2011, then the proxy holders will be allowed to use their discretionary authority if a proposal is properly raised at our annual meeting to be held in 2011.

The submission of such a notice does not ensure that a proposal can be raised at our Annual Meeting.

No Incorporation by Reference.  The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this proxy entitled “Compensation Discussion and Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Cost of Proxy Solicitation.  The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Myers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. Myers has also retained Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of proxies at an estimated cost of up to $182,500 plus reimbursement for customary costs and expenses. Myers has also agreed to indemnify Innisfree M&A Incorporated and certain related persons against certain liabilities arising out of or in connection with the engagement. Myers estimates that the total expenditures relating to its proxy solicitation (other than salaries or wages of officers and employees, but including the cost of mailing, related legal and advisory fees and any litigation related to the solicitation) will be approximately $340,000, of which approximately $85,000 has been spent to date.

Copy of the Form 10-K.  We will mail without charge, upon written request, a copy of our Annual report on Form 10-K for the year ended December 31, 2009, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.myersind.com and at the SEC’s website at www.sec.gov.

Notice Regarding Delivery of Security Holder Documents.  The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of Common Stock held through such brokerage firms. If your family has multiple accounts holding shares of Common Stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Myers Industries, Inc. Common Stock for the upcoming Annual Meeting of Shareholders. PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone—Please call toll-free in the U.S or Canada at 1-866-580-7646, on a touch-tone phone. If outside the U.S. or Canada, call 1-215-521-1351. Please follow the simple instructions. You will be required to provide the unique control number printed below. OR PROXY 2. Vote by Internet—Please access https://www.proxyvotenow.com/mye, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. OR 3. Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Myers Industries, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155. 6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED6 Please mark your vote as in this example The Board of Directors recommends that you vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2. FOR AGAINST ABSTAIN1. To elect the nine candidates nominated by the Company’s Board to serve as directors until the next Annual Meeting of Shareholders: 2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010. 01. KEITH A. BROWN 02. VINCENT C. BYRD 03. SARAH R. COFFIN 04. JOHN B. CROWE 05. RICHARD P. JOHNSTON 06. EDWARD W. KISSEL 07. JOHN C. ORR 08. JON H. OUTCALT 09. ROBERT A. STEFANKO 3. Such other business as may properly come before the meeting or any adjournments or postponements thereof, all in accordance with the notice of this meeting and the accompanying proxy statement, receipt of which is acknowledged. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL EXCEPT (Instruction: To withhold authority to vote for any individual nominee write that nominee’s name on the line above.) Date: , 2010 Signature Signature (if held jointly) Title(s), if any Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. 6TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED6 PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS CARD.MYERS INDUSTRIES, INC. Proxy Solicited by the Board of Directors for the Annual Meeting to be held on April 30, 2010 WH I T E P R O X YDONALD A. MERRIL, SALVATORE INCANNO, or either of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all shares of Common Stock of the undersigned in MYERS INDUSTRIES, INC. (“Company”) at the Annual Meeting of Shareholders of said Company to be held on April 30, 2010, and any adjournment(s) or postponement(s) thereof with respect to the following matters. THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD AND FOR THE APPROVAL OF ITEM 2 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED. Doc 3479567 Ver 11